EXHIBIT 99.4

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Dispositions and Sales of Partial Interests

Our completed and pending dispositions of and sales of partial interests in real estate assets during the six months ended June 30, 2023 consisted of the following (dollars in thousands):

Property	Submarket/Market	Date of Sale	Interest Sold		RSF	Sales Price
Completed in 1H23:
Value harvesting dispositions and recycling of assets no longer important to our mega campus strategy
225, 266, and 275 Second Avenue and 780 and 790 Memorial Drive(1)	Route 128 and Cambridge/Inner Suburbs/Greater Boston	6/13/23	100%		428,663	$365,226
11119 North Torrey Pines Road(2)	Torrey Pines/San Diego	5/4/23	100%		72,506	86,000
275 Grove Street(3)	Route 128/Greater Boston	6/27/23	100%		509,702	109,349
Other						42,092
						602,667	(4)
Strategic partial interest sales
15 Necco Street(5)	Seaport Innovation District/Greater Boston	4/11/23	18%	(5)	345,995	66,108
9625 Towne Centre Drive(6)	University Town Center/San Diego	6/21/23	20.1%		163,648	32,261
						98,369
						701,036
Pending as of July 13, 2023:
421 Park Drive(7)	Fenway/Greater Boston		(7)		(7)	155,000
Executed and pending transactions subject to signed letters of intent or purchase and sale agreements						20,000
						876,036
Other targeted disposition and sales of partial interests						873,964
2023 dispositions and sales of partial interests (midpoint)						$1,750,000

2023 guidance range					$1,650,000 – $1,850,000

(1)We completed the sale of five non-mega campus properties for an aggregate sales price of $365.2 million, or $852 per RSF, representing capitalization rates of 5.0% and 5.2% (cash basis) based upon net operating income for the three months ended June 30, 2023 annualized that includes vacancy available for redevelopment. Upon completion of the sale, we recognized a gain on sale of real estate aggregating $187.2 million and a value-creation margin of 80%.
(2)We completed the sale of 11119 North Torrey Pines Road for an aggregate sales price of $86.0 million, or $1,186 per RSF, representing capitalization rates of 4.4% and 4.6% (cash basis) based upon net operating income for the three months ended March 31, 2023 annualized. Upon completion of the sale, we recognized a gain on sale of real estate aggregating $27.6 million and a value-creation margin of 34%.
(3)During the three months ended June 30, 2023, we recognized a real estate impairment charge of $145.4 million to reduce our investment in this campus to its current fair value less costs to sell. This property was our only pure office campus in Greater Boston.
(4)Dispositions completed during the three months ended June 30, 2023 had annual net operating income of $32.4 million with a weighted-average disposition date of June 13, 2023 (weighted by net operating income for the three months ended June 30, 2023 annualized).
(5)Represents a development project under construction aggregating 345,995 RSF, 97% of which is leased to the Lilly Institute for Genetic Medicine. In April 2023, an investor acquired a 20% interest in this joint venture, which consists of an 18% interest sold by us and a 2% interest sold by our existing partner. Upon completion of the sale, our ownership interest in the consolidated real estate joint venture was 72% and our existing and new partners’ noncontrolling interests were 8% and 20%, respectively. We retained control over this real estate joint venture and therefore continue to consolidate it. In addition to our share of the sales price of $66.1 million, we expect our new joint venture partner to contribute capital aggregating $130 million to fund construction spending over time and to accrete its ownership interest in the joint venture from 20% to 37%.
(6)An investor acquired a 70.0% interest in this consolidated real estate joint venture, which consisted of a 20.1% interest sold by us and a 49.9% interest held by our previous joint venture partner. Our portion of the sales price was $32.3 million, or $981 per RSF, representing capitalization rates of 4.2% and 4.5% (cash basis) based upon net operating income for the three months ended June 30, 2023 annualized. We retained control over this real estate joint venture and therefore continue to consolidate this property. This transaction resulted in consideration in excess of book value of $15.6 million and a value-creation margin of 88%.
(7)Represents the disposition of 268,000 RSF of a 660,034 RSF Class A near-term development at 421 Park Drive. Initial proceeds at closing are estimated to be $155 million and will help fund Alexandria’s remaining approximately 392,000 RSF of the project. The project is expected to commence vertical construction later this year and be substantially complete in 2026. The buyer will fund the project costs related to its 268,000 RSF and these costs are not included in Alexandria’s projected construction spending. Alexandria will develop and operate the completed project and will earn development fees over the next three years.